EXHIBIT 10.41
March 6, 2009
William T. Morrow
5491 Blackhawk Drive
Danville, CA 94506
Dear Bill,
On behalf of the Board of Directors of Clearwire Corporation, I am pleased to confirm my offer to you for the position of Chief Executive Officer for Clearwire. Outlined below are the specific details regarding your new position with Clearwire.

Start Date:	As soon as practicable

Reports to:	Board of Directors (You will be invited to attend and participate in meetings of the Board of Directors (other than with respect to matters involving you).)

Location:	Kirkland, WA

Base salary:	$900,000 annually (paid bi-weekly)

Signing Bonus:	$200,000

Bonus Target:	$900,000 paid annually based on company and individual performance, with the bonus for your first year of employment guaranteed at 100% of the bonus target.

Stock Awards:	2,000,000 Restricted Stock Units (RSUs) and 2,000,000 stock options with an expected date of grant of the start date. Both the options and RSUs vest over 4 years, 25% per year. Details regarding these awards will be provided to you separately. Please remember that all stock awards are subject to approval by the Compensation Committee of the Board.

Relocation:	The company will reimburse you for all reasonable and customary expenses related to your relocation to Kirkland. These benefits will include

• Exploratory trip for you and your family.

• 1-2 house hunting trips for you and your family.

• Reimbursement of lease expenses in the Seattle area for up to a 6 month period.

•    Reimbursement of reasonable and customary closing costs (which shall include brokers’ commissions) on the sale of your current home and the purchase of a new home in the Seattle area, subject to a limit of $300,000 in the aggregate.

• Shipment and storage of household goods.

• Tax gross up on non-deductible relocation reimbursements.

More information regarding relocation benefits will be forwarded to you separately. Any reimbursement or tax-gross up payments shall be paid to you promptly but in no event later than end of the year in which you incur such expenses (or the year in which you remit the related taxes to the appropriate tax authorities, in the case of the tax gross up).

Benefits:	In this role, you will participate in Clearwire’s benefit programs, including medical, dental, disability, life insurance and 401(K) plans.

Time Off:	You will be eligible for a total of 4 weeks of paid time off in accordance with the company’s vacation and time off policies.

Severance Benefits:	In the event, your employment is terminated involuntarily for a reason other than Cause, or you terminate your employment for Good Reason you will be paid a lump sum severance benefit equal to 200% of your annual base salary and targeted annual bonus, shall receive 24 months continuation of Qualifying Healthcare Coverage and shall receive one year accelerated vesting on your stock compensation awards. In lieu of the foregoing, upon the commencement of your employment with the Company at all times thereafter you will be a Group 1 Participant in the Clearwire Change in Control Severance Plan dated March 25, 2008 (the “Change in Control Plan”) and shall be eligible for benefits in accordance with the terms of such Change in Control Plan (including the last sentence of Section 5.1 thereof). The Change in Control Plan shall not be terminated or amended with respect to your participation without your consent. “Cause,” “Good Reason,” “Group 1 Participant” and “Qualifying Healthcare Coverage” shall have the correlative meanings set forth in the Change in Control Plan.
This offer is conditioned upon your executing the company’s Confidentiality and Intellectual Property Agreement.
Subsequent to receipt of a signed offer letter and as a further condition for employment, Clearwire conducts a reference/background check on prospective employees.  Clearwire reserves the right to rescind the offer set forth in this letter based on the results of such screenings and may do so in its sole discretion. While we expect that your tenure at Clearwire will be successful, please understand that your employment, like that of all of our employees, is terminable at will, meaning that either you or the Company can end the employment relationship at any time for any reason.
Please indicate your acceptance of this offer by signing below and returning it to Craig McCaw, 2300 Carillon Point, Kirkland, WA 98033 no later than March 12, 2009.
Bill, I am excited at the prospect of your joining the team and look forward to working with you in building a great company.
Sincerely,
Craig McCaw
Chairman of the Board

/s/ WILLIAM T. MORROW	March 6, 2009

Accepted	Date